Exhibit 99.1

Solo Cup Company

1700 Old Deerfield Road

Highland Park, IL 60035

847-831-4800

www.solocup.com

PRESS RELEASE

Solo Cup Company Announces

2004 Annual Financial Results

HIGHLAND PARK, IL, Monday, March 14, 2005 – Solo Cup Company today announced 2004 annual financial results.

For the year ended December 31, 2004, Solo Cup Company reported net sales of $2,116.4 million and operating income of $51.8 million. Excluding the impact of the acquisition of SF Holdings Group, Inc., net sales for the year increased 8.8%. The Company also reported a $49.9 million net loss for the year ended December 31, 2004, which includes $15.6 million of costs (net of taxes) resulting from the resolution of a contract dispute and $65.7 million of charges attributed to the acquisition of SF Holdings.

Pro forma adjusted EBITDA was $200.6 million for the year ended December 31, 2004, an increase of 13.1% from $177.4 million over the pro forma results for 2003. This measurement is used for evaluating Company performance by our debt holders, for pricing under the terms of our senior credit facility and for certain payments to management under our compensation plans. Pro forma net income (loss) reflects amounts as if the acquisition of SF Holdings had occurred on January 1, 2003.

Ronald L. Whaley, President and Chief Operating Officer said, “We are pleased with our 2004 results, which were achieved despite unprecedented increases in raw material costs and during a year in which our company was involved with substantial integration activity. Although raw material market conditions remain challenging and our integration activities continue in 2005, we believe we are taking all the necessary steps to improve our operating efficiency for the long term.”

Solo Cup Company is a $2.1 billion company exclusively focused on the manufacture of disposable foodservice products for the consumer/retail, foodservice, packaging, and international markets. Solo Cup has broad expertise in plastic, paper, and foam disposables and creates brand name products under the Solo, Sweetheart, Fonda, Hoffmaster and Lily names. The Company was established in 1936 and has a global presence with facilities in

Solo Cup Company News Release

3/14/2005

Asia, Canada, Europe, Mexico, Panama and the United States. To learn more about the Company, as well as our 2004 results conference call, visit www.solocup.com.

This news release contains forward-looking statements that involve risks and uncertainties detailed in the company’s filings with the Securities and Exchange Commission (“SEC”). These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise; and all forward-looking statements speak only as of the time when made. Actual results or experience could differ materially from the forward-looking statements. This news release contains certain non-GAAP financial measures as defined by SEC rules. A reconciliation of these measures to the most directly comparable GAAP measure is included in the attached Schedule A.

Solo Cup Company Press Release

3/14/2005

Schedule A:

SOLO CUP COMPANY

Consolidated Statements of Operations

(in thousands)	Twelve months ended December 31,
	2004	2003
Net sales	$2,116,437	$879,693
Cost of goods sold	1,813,260	768,666

Gross profit	303,177	111,027

Selling, general and administrative expenses	233,617	100,701
Contract dispute resolution	25,389	—
Gain on sale of property, plant and equipment	(7,584)	(1,616)

Operating income	51,755	11,942

Interest expense, net	55,490	14,419
Prepayment penalties	30,690	—
Loss on debt extinguishment	916	—
Other (income) expense, net	(2,735)	(3,069)
Income tax provision	17,112	3,175
Minority interest	214	129

Net loss	$(49,932)	$(2,712)

Solo Cup Company Press Release

3/14/2005

The following table reconciles pro forma adjusted EBITDA to pro forma net income (loss):

	Years ended December 31,
(in millions)	2004(1)	2003(1)
Pro forma net income (loss) (GAAP measure)(2)	(8.7)	12.3
Pro forma interest	61.0	53.6
Pro forma income tax provision	(5.0)	8.4
Pro forma minority interest	0.2	0.3
Pro forma foreign exchange (loss)	(3.2)	(2.8)
Pro forma other (income) expense, net	1.4	2.6

Pro forma adjusted operating income	45.7	74.4
Pro forma depreciation and amortization	99.4	103.0

Pro forma EBITDA (non-GAAP measure)	145.1	177.4
Integration expenses(3)	30.1	0.0
Contract dispute resolution(4)	25.4	0.0

Pro forma adjusted EBITDA (non-GAAP measure)	200.6	177.4

(1)	Pro forma amounts reflect the results as if the acquisition of SF Holdings had occurred on January 1, 2003, which includes adjustments for the repurchase of sale and leaseback assets and the step up valuation required under purchase accounting.
(2)	Pro forma net income (loss) reflects our results as if the acquisition of SF Holdings had occurred on January 1, 2003. See Note 3 to the Company’s consolidated financial statements in our 2004 Form 10-K.
(3)	Integration expenses reflect the costs associated with the integration of support functions and systems of SF Holdings in connection with the acquisition.
(4)	Contract dispute resolution costs represent a charge incurred in connection with the terms of a settlement agreement entered into with DSC Logistics, Inc.

Pro forma adjusted EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative to pro forma net income or any other performance measure derived in accordance with GAAP or as an alternative measure of liquidity. We believe that the inclusion of supplementary adjustments for pro forma EBITDA applied in our presentation of pro forma adjusted EBITDA are appropriate to provide additional information to investors about certain material costs that are not representative of our core operations. We also believe pro forma adjusted EBITDA facilitates operating performance comparisons from period to period and from company to company by backing out potential differences caused by variations in capital structures, tax positions and the age and book depreciation of facilities and equipment. Furthermore, we use financial measures similar to pro forma adjusted EBITDA in our senior credit facilities and the indenture governing the notes to measure our compliance with certain covenants. It is also used as a metric to determine certain components of management compensation.

Contact

Gary Sakata

847-579-3388

Solo Cup Company Press Release

3/14/2005